Exhibit 99.1

Company contact:	Investor contact:
Craig Johnson	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications Group
858-623-5665 X158	(917) 322-2569
cjohnson@torreypinestherapeutics.com	rchiger@rxir.com

TorreyPines Therapeutics Reports Third Quarter 2008 Results and Recent Accomplishments

LA JOLLA, CA, November 12, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced financial results for the third quarter ended September 30, 2008. For the three-month period, the Company posted revenue of $1.2 million and a net loss of $5.4 million. Cash and cash equivalents totaled $14.3 million at September 30, 2008.

“The past several months have been extremely productive as we further our transition to a development-only company,” said Ev Graham, acting Chief Executive Officer of TorreyPines Therapeutics. “We held a successful End of Phase II meeting with the U.S. Food and Drug Administration (FDA) for tezampanel and believe we are well positioned to seek a corporate partner to continue its development. In addition, we continued to execute on our strategic plan by completing three transactions involving some of the Company’s non-core assets. Looking ahead, we are on track to announce results from two clinical trials by the end of the year.”

Upcoming Clinical Milestones:

•

Results from a Phase I clinical trial to evaluate the analgesic effect of NGX426, the oral prodrug of tezampanel, are on schedule to be announced in December 2008. The study is designed to evaluate the effect of NGX426 on hyperalgesia, an abnormally increased pain state, and allodynia, pain resulting from normally non-painful stimuli, when induced by intradermal injections of capsaicin.

•

Results from a Phase IIa study evaluating NGX267, a muscarinic agonist, as a potential treatment for xerostomia, are on schedule to be announced in December 2008. This study is designed to evaluate three doses of NGX267 and placebo in a four-way cross-over design in patients with xerostomia secondary to Sjogren’s syndrome. The focus of an October 7, 2008 article in The New York Times, Sjogren’s syndrome is one of the three most common autoimmune disorders, afflicting approximately three million Americans.

Recent Accomplishments:

•

Held a successful End-of-Phase II meeting with the FDA for tezampanel. Based on a review of the Phase II data, the FDA agreed that TorreyPines may initiate a Phase III program for tezampanel in acute migraine. The timing for initiation of a Phase III trial is dependent on TorreyPines securing a development partner for the program.

•

Repositioned the Company, transitioning from a discovery and development organization to a development-only company. As a result, TorreyPines streamlined its operations through the shut down of its discovery operations and expanded its business development activities to include out-licensing its two discovery programs.

•

In October 2008, TorreyPines announced two business development agreements: Cenomed Biosciences, LLC acquired the worldwide development rights held by TorreyPines to phenserine, Posiphen™ and bisnorcymcerine for use in counterterrorism and chemical defense. In another agreement, CalciMedica, Inc. exercised its option to acquire additional intellectual property pertaining to STIM1and CRAC channel inhibitors for use in CNS disorders.

•

On November 10, 2008 TorreyPines announced the sale of its Alzheimer’s disease genetics research program to Eisai Co., Ltd. for a $1.5 million cash payment. This agreement, combined with the out-licensing agreements completed in October 2008, reflects TorreyPines’ strategic commitment to monetize non-core assets and focus resources on advancing its clinical stage product candidates.

Financial Results

Revenue for the three month period ended September 30, 2008 was $1.2 million compared to revenue of $2.5 million for the same period in 2007. Operating expenses for the quarter ended September 30, 2008 were $6.1 million, with $5.0 million attributable to research and development. This compares to operating expenses of $9.5 million and research and development expenses of $8.2 million for the same period last year. The Company reported a net loss for the quarter ended September 30, 2008 of $5.4 million compared to a net loss of $6.8 million for the same period last year.

Revenue for the nine month period ended September 30, 2008 was $4.5 million compared to revenue of $7.4 million for the same period in 2007. Operating expenses for the nine month period were $20.1 million, with $15.7 million attributable to research and development. This compares to operating expenses of $24.6 million and research and development expenses of $20.4 million for the same nine month period last year. The Company reported a net loss for the nine months ended September 30, 2008 of $16.7 million compared to a net loss of $15.2 million for the same period last year.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing three product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the timing for initiating a Phase III program for tezampanel in acute migraine, the potential for tezampanel and NGX426 as treatments for acute migraine and other indications, the potential for NGX426 to be analgesic, the anticipated timing of results for the NGX426 study in a model of capsaicin-induced pain, the potential for NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome, the anticipated timing of results from the study of NGX267 as a treatment for xerostomia secondary to Sjogren’s syndrome, and the ability to partner any of the company’s product candidates or programs. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other indications for which they are developed, that NGX267 will successfully treat xerostomia secondary to Sjogren’s syndrome, that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267 or that TorreyPines will be able to reach agreement with a partner for any of the product candidates or programs on terms that are acceptable to TorreyPines. These and other risks which may cause results to differ are described in greater detail in the

“Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

(Tables Follow)

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TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,256	$32,500
Prepaid expenses and other current assets	720	835

Total current assets	14,976	33,335

Long-term assets	3,326	5,317

Total assets	$18,302	$38,652

Liabilities and stockholders’ equity
Current liabilities	$5,793	$9,036
Debt and other long-term liabilities	2,468	973
Deferred revenue	—	2,183

Total liabilities	8,261	12,192

Total stockholders’ equity	10,041	26,460

Total liabilities and stockholders’ equity	$18,302	$38,652

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
License and option fees	$460	$1,700	$2,193	$5,100
Research funding	763	762	2,288	2,288

Total revenue	1,223	2,462	4,481	7,388

Operating expenses:
Research and development	4,978	8,161	15,729	20,390
General and administrative	1,127	1,351	4,326	4,209

Total operating expenses	6,105	9,512	20,055	24,599

Loss from operations	(4,882)	(7,050)	(15,574)	(17,211)

Other income (expense)
Interest income	87	504	417	1,699
Interest expense	(64)	(192)	(321)	(646)
Other income (expense), net	(535)	(36)	(1,259)	945

Total other income (expense)	(512)	276	(1,163)	1,998

Net loss	$(5,394)	$(6,774)	$(16,737)	$(15,213)

Basic and diluted net loss per share	$(0.34)	$(0.43)	$(1.06)	$(0.97)

Weighted average shares used in the computation of basic and diluted net loss per share	15,754,058	15,733,970	15,747,269	15,711,212